Exhibit 10.21

Description of Certain Compensatory Arrangements

Executive Compensation.

On November 17, 2005, Varian Medical Systems, Inc. (the “Company”) announced that Richard M. Levy, Chairman of the Board and Chief Executive Officer of the Company, will retire as Chief Executive Officer effective as of the close of business on February 17, 2006, and the Board of Directors of the Company (the “Board”) appointed Timothy E. Guertin as the Company’s new Chief Executive Officer, in addition to his title as President, effective as of close of business on February 17, 2006. In connection with Mr. Guertin’s new position, the Board approved an annual base salary for Mr. Guertin of $700,000, to be effective as of the close of business on February 17, 2006.

Also on November 17, 2005, the Compensation and Management Development Committee of the Board approved new compensation arrangements for the other named executive officers (determined by reference to the Company’s 2005 proxy statement dated December 28, 2004), as well as Dow R. Wilson, who joined the Company in January 2005 and currently serves as Corporate Executive Vice President.1 Set forth below are the annual base salaries effective on December 31, 2005:

Elisha W. Finney,	$410,000
Corporate Senior Vice President and Chief Financial Officer
Robert H. Kluge,	$356,000
Corporate Vice President
Dow R. Wilson,	$528,000
Corporate Executive Vice President

Dr. Levy, who will continue as a non-executive employee of the Company and as Chairman of the Board after February 17, 2006, will receive an annual salary of $500,000 effective as of the close of business on February 17, 2006.

In addition, the Compensation and Management Development Committee set the performance goals for the named executive officers and certain other executives for fiscal year 2006 Management Incentive Plan (“MIP”) payment, all of which are based on a percentage earnings before interest and taxes (“EBIT”) growth formula. For Mr. Guertin and Ms. Finney, their performance goals are based 100% on Company-wide EBIT performance. For Mr. Kluge, his performance goal is based 50% on EBIT performance of the X-Ray Products business segment and 50% on Company-wide EBIT performance and, for Mr. Wilson, his performance goal is based 50% on EBIT performance of the Oncology Systems business segment and 50% on Company-wide EBIT performance. Achievement of 100% of the goal will entitle the individuals listed below to the percentage of base salary that appears opposite his or her name below.

Timothy Guertin[2]	100%
Elisha W. Finney	80%
Robert H. Kluge	60%
Dow R. Wilson[3]	80%

1.                 Mr. Wilson’s compensation arrangements are governed by an employment letter, as amended.

2.                 Mr. Guertin’s fiscal year 2006 target percentage upon achievement of 100% of the performance goals is 80% of base salary until February 17, 2006 and moves to 100% of base salary thereafter.

3.                 Mr. Wilson’s fiscal year 2006 target percentage of 80% of base salary upon achievement of 100% of the performance goals represents a modification to Mr. Wilson’s employment letter, as amended, which originally set forth a fiscal year 2006 target percentage of 75% of base salary.

Dr. Levy will receive a prorated MIP payment for fiscal year 2006 through February 17, 2006. His performance goal is based 100% Company-wide EBIT performance and achievement of 100% of the goal will entitle him to a prorated portion of 100% of his fiscal year end 2005 base salary.

Compensation for Levy as Non-Executive Employee

On November 17, 2005, the Board also approved the following compensation arrangement for Dr. Levy in his role as a non-executive employee of the Company, to be effective as of the close of business on February 17, 2006:

•       base salary of $500,000 per annum;

•       provision of a leased offsite office space at fair market value;

•       provision of a part-time administrator; and

•       payment of accrued paid-time-off (“PTO”) at his annual base salary rate as of the end of fiscal year 2005.

Effective as of the close of business on February 17, 2006, Mr. Levy will be:

•       ineligible to accrue PTO effective as of the close of business on February 17, 2006

•       ineligible to participate in executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals and for financial, estate and tax planning services; and

•       ineligible for grants of stock options in fiscal year 2006.

In his new role as a non-executive employee of the Company (and in addition to his responsibilities as Chairman of the Board), Dr. Levy will provide on-going advice and counsel to the management of the Company on strategic business and technological matters, will continue to have involvement with investor groups and key customers and will provide transitional support.

Director Compensation.

On November 17, 2005, the Board approved a new structure for the cash portion of the non-employee director compensation. The new cash compensation, which takes effect on February 16, 2006, provides that each director who is not a Company employee will receive an annual retainer of $45,000. The “lead” outside director will receive an extra annual retainer of $15,000, the chairs of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee will receive an extra $10,000 annual retainer, and the chair of the Audit Committee will receive an extra $15,000 annual retainer. Each non-employee director also will receive meeting fees as follows for each meeting that he or she attends:

	Attended meeting in-person	Attended meeting by telephone or video conference
In-person Board meeting	$2,000	$1,000
Telephonic Board meeting	N/A	$2,000
In-person Committee meeting	$1,500	$750
Telephonic Committee meeting	N/A	$1,500

Each non-employee director also receives reimbursement for out-of-pocket expenses of the director and the director’s spouse associated with attending such meetings.

Directors may convert their annual retainers to options to purchase the Company’s common stock at the rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of the common stock on the grant date. These options are immediately exercisable and expire ten years after the grant date unless terminated earlier. Directors may alternatively elect to defer their retainer and/or meeting fees under the Varian Medical Systems, Inc. 2005 Deferred Compensation Plan described below.